EXHIBIT 17.5

LETTER OF RESIGNATION

Windy Johan

April 27, 2020

Board of Directors

KinerjaPay Corp.

I am submitting this letter of resignation as Chief Financial Officer of KinerjaPay Corp. (the “Registrant”) and the Registrant’s wholly owned Indonesian subsidiaries, effective April 27, 2020. The reason for my resignation is to permit me to pursue other business opportunities. I have had no disagreements with the operations, policies or practices of the Registrant or its wholly owned Indonesian subsidiaries.

Respectfully submitted,

/s/:Windy Johan
Windy Johan